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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

[U.S. VISION LOGO]


                                              For:       U.S. Vision, Inc.
                                          Contact:       Carmen J. Nepa III
                                                         Chief Financial Officer
                                                         (856) 228-1000

                              FOR IMMEDIATE RELEASE

                       U.S. VISION SIGNS MERGER AGREEMENT

Glendora, New Jersey, May 14, 2002 - U.S. Vision, Inc. (Nasdaq: USVI) ("USV") announced today that USV and Kayak Acquisition Corp., a Delaware corporation formed by certain stockholders and members of senior management of USV ("Kayak"), have entered into an Agreement and Plan of Merger pursuant to which USV will be acquired by Kayak and go private. The merger, if consummated, would result in the payment of $4.25 in cash for each outstanding share of USV common stock, other than those owned by the buying group.

Kayak was formed by William A. Schwartz, Jr., the President of USV, George E. Norcross, III, and Joseph J. Roberts, Jr., all of whom are stockholders and directors of USV, and certain other stockholders and management of USV. These owners of Kayak beneficially own approximately 26% of the outstanding common stock of USV.

The merger is subject to a number of conditions, including the completion of financing arrangements and approval by the stockholders of USV, and is expected to close in late summer.

USV's Board of Directors formed a special committee to negotiate the terms of the merger on behalf of USV. The special committee unanimously recommended to the Board that it approve the merger and the Board approved the merger with Messrs. Schwartz, Norcross and Roberts abstaining from the decision. Commerce Capital Markets, Inc. is serving as financial advisor to USV and has rendered its opinion to the USV Board of Directors with respect to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of USV, other than stockholders who are members of the buying group.

USV, based in Camden County, New Jersey is a leading national retailer of optical products and services primarily through licensed retail optical departments located in regional and national department stores. USV currently operates 603 locations in 47 states in the United States and Canada, consisting of 577 licensed optical departments, primarily in J.C. Penney and other


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department stores. USV employs approximately 2,200 employees in North America, including almost 450 in southern New Jersey. USV's net sales for the year ended January 31, 2002, were $134.8 million. USV's retail optical departments offer a wide selection of designer brand and private label prescription eyewear, contact lenses, sunglasses and accessories, as well as on-site eye examinations performed by independent optometrists.


This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on USV's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the factors set forth under the caption "Caution Regarding Forward Looking Statements" in USV's annual report on Form 10-K for the fiscal year ended January 31, 2002, and as may be updated in any subsequent quarterly report on Form 10-Q, all filed with the Securities and Exchange Commission.
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